Exhibit 10.5

EXECUTIVE EMPLOYMENT

AGREEMENT BY AND BETWEEN

HORIZON PHARMA, INC., HORIZON PHARMA USA, INC. AND

JOHN THOMAS

This Executive Employment Agreement (hereinafter referred to as the “Agreement”), is entered into by and between Horizon Pharma, Inc., a Delaware corporation, and its wholly owned subsidiary, Horizon Pharma USA, Inc., a Delaware corporation, each having a principal place of business at 520 Lake Cook Road, Suite 520, Deerfield, IL 60015, (hereinafter referred to together as the “Company”) and John Thomas (hereinafter referred as to the “Executive”). The terms of this Agreement shall remain confidential until the Executive’s first day of employment with the Company (the “Date of Hire”), which will be on May 7, 2015 and which is also the effective date of this Agreement (the “Effective Date”).

RECITALS

WHEREAS, Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

AGREEMENT

1.	Employment.

1.1 Term. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. Executive’s employment shall be governed under the terms set forth in this Agreement beginning on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (hereinafter referred to as the “Term”).

1.2 Title. The Executive shall have the title of Executive Vice President, Corporate Strategy and Investor Relations (such position is hereinafter referred to as “EVP CSIR”) and Executive shall serve in such other capacity or capacities commensurate with his position as EVP CSIR as the President and CEO of the Company may from time to time prescribe.

1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and shall have the authority and responsibilities which are generally associated with the position of EVP CSIR including being responsible for the Company’s corporate strategy and investor relations. The Executive shall report to the President and CEO.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by this Agreement and the policies and practices established by the Company and the Board of Directors (hereinafter referred to as the “Board”). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices or the Company’s Employee Handbook, this Agreement shall control.

1.5 Location. The Executive shall perform the services the Executive is required to perform pursuant to this Agreement in the headquarters office for the Company in the Deerfield, Illinois area. The Company may from time to time require the Executive to travel temporarily to other locations outside of the Deerfield, Illinois area in connection with the Company’s business.

2.	Loyalty of Executive.

2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote the Executive’s business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Subject to the prior written consent of the President and CEO, the Executive is permitted to serve on the board of directors of one other company, so long as the other company does not compete with the Company.

2.2 Exclusive Employment. Except with the prior written consent of the Chief Executive Officer, Executive shall not, during the term of this Agreement, undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in any civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder or present a conflict of interest with the Company.

2.3 Agreement not to Participate in Company’s Competitors. During the Term of this Agreement, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. Notwithstanding the foregoing, Executive may invest and/or maintain investments in any public or private entity up to an amount of 2% of an entity’s fully diluted shares and on a passive basis.

3.	Compensation to Executive.

3.1 Base Salary. The Company shall pay the Executive a base salary at the initial annualized rate of four hundred thousand dollars ($400,000.00) per year, subject to standard deductions and withholdings, or such higher rate as may be determined from time to time by the Board or the compensation committee thereof (hereinafter referred to as the “Base Salary”). Such Base Salary shall be paid in accordance with the Company’s standard payroll practice. Payments of salary installments shall be made no less frequently than once per month. Executive’s Base Salary will be reviewed annually each

December and Executive shall be eligible to receive a salary increase (but not decrease) annually in an amount to be determined by the Board or the compensation committee thereof in its sole and exclusive discretion. Once increased, the new salary shall become the Base Salary for purposes of this Agreement and shall not be reduced without the Executive’s written consent. Any material reduction in the Base Salary of the Executive, without his written consent, may be deemed Good Reason as set forth in and subject to Section 4.5.2 of this Agreement.

3.2 Discretionary Bonus. Provided the Executive meets the conditions stated in this Section 3.2, the Executive shall be eligible for an annual discretionary bonus (hereinafter referred to as the “Bonus”) with a target amount of fifty percent (50%) of the Executive’s Base Salary, subject to standard deductions and withholdings, based on the Board’s determination, in good faith, and based upon the Executive’s individual achievement and company performance objectives as set by the Board or the compensation committee thereof, of whether the Executive has met such performance milestones as are established for the Executive by the Board or the compensation committee thereof, in good faith, in consultation with the Executive (hereinafter referred to as the “Performance Milestones”). The Performance Milestones will be based on certain factors including, but not limited to, the Executive’s performance and the Company’s financial performance. For the 2015 calendar year, the Executive’s Bonus target will not be prorated, so that Executive’s Bonus target for 2015 is $200,000. The Executive’s Bonus target will be reviewed annually and may be adjusted by the Board or the compensation committee thereof in its discretion, provided however, that the Bonus target may only be materially reduced upon Executive’s written consent. The Executive must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions thereof. The Bonus shall be paid during the calendar year following the performance calendar year.

3.3 Equity Awards. On the Effective Date the Executive will be granted the following equity awards pursuant to and subject to the terms of the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan (“2014 Equity Incentive Plan”) and its form of stock option and restricted stock unit award agreements, in the forms provided to Executive concurrently with this Agreement (collectively the “Equity Plan Documents”) and compliance with applicable securities laws:

3.3.1 New Hire Option. A stock option to purchase up to 83,000 shares of the Company’s common stock (the “Option”). The Option will have an exercise price equal to the fair market value of the Company’s common stock on the applicable date of grant. The Option will be an incentive stock option to the maximum extent permitted by applicable tax laws. Any portion of the Option that does not qualify as an incentive stock option will be a nonstatutory stock option. Subject to Executive’s continued provision of services to the Company through the applicable vesting dates, the Option shall vest as follows: 25% of the total number of shares subject to the Option shall vest on the first anniversary of the Date of Hire and 1/36 of the remaining number of shares subject to the Option shall vest on each monthly anniversary thereafter so that the Option would fully vest on the four (4) year anniversary of the Date of Hire subject to Executive’s continued services with the Company through such date.

3.3.2 New Hire Restricted Stock Unit Award. A restricted stock unit award in respect of 37,500 shares of the Company’s common stock (the “RSU Award”). Subject to Executive’s continued provision of services to the Company through the applicable vesting dates, the RSU Award shall vest as follows: 25% of the total number of units subject to the RSU Award shall vest on each anniversary of the Date of Hire so that the RSU Award would fully vest on the four (4) year anniversary of the Date of Hire subject to Executive’s continued services with the Company through such date.

3.3.3 Performance Stock Unit Award. A performance restricted stock unit award under the 2014 Equity Incentive Plan and the Horizon Pharma Public Limited Company Equity Long Term Incentive Program (the “Equity LTIP”), with a target award level of 150,000 stock units and a maximum award level of 600,000 stock units (“PSU Award”). The PSU Award will be subject to all the terms and conditions of the Equity LTIP. Grant of the portion of the PSU Award which exceeds the 150,000 target award level is subject to and contingent upon shareholder approval of the proposed amendments to the 2014 Equity Incentive Plan at the Horizon Pharma Public Limited Company 2015 Annual General Meeting to be held on May 6, 2015 as set forth in Proposal 2 of the definitive proxy statement filed by Horizon Pharma Public Limited Company with the Securities and Exchange Commission on April 7, 2015.

3.4 Legal Review. Upon the Executive’s submission of appropriate itemized proof and verification of reasonable and customary legal fees incurred by the Executive in obtaining legal advice associated with the review, preparation, approval, and execution of this Agreement, the Company shall pay for up to $10,000.00 of such legal fees subject to receipt of appropriate proof and verification of such legal fees no later than sixty (60) days of receipt of an invoice for legal services from the Executive and/or his attorneys. To be eligible for reimbursement, the invoice must be submitted no later than ninety (90) days after the legal fees are incurred.

3.5 Changes to Compensation. The Executive’s compensation may be changed from time to time by mutual agreement of the Executive and the Company. In the event that the Executive’s base salary is materially decreased without his written consent, said decrease will be Good Reason for the Executive to terminate the Agreement as set forth in and subject to Section 4.5.2 of this Agreement.

3.6 Taxes. All amounts paid under this Agreement to the Executive by the Company will be paid less applicable tax withholdings and any other withholdings required by law or authorized by the Executive.

3.7 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company’s executives or key management employees, provided, however, that the Executive shall be entitled to at least four (4) weeks of paid vacation annually.

4.	Termination.

4.1 Termination by the Company. The Executive’s employment with the Company may be terminated only under the following conditions:

4.1.1 Termination for Death or Disability. The Executive’s employment with the Company shall terminate effective upon the date of the Executive’s death or “Complete Disability” (as defined in Section 4.5.1), provided, however, that this Section 4.1.1 shall in no way limit the Company’s obligations to provide such reasonable accommodations to the Executive and/or his heirs as may be required by law.

4.1.2 Termination by the Company For Cause. The Company may terminate the Executive’s employment under this Agreement for “Cause” (as defined in Section 4.5.3) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination, provided that such notice is delivered within two (2) months following the occurrence or discovery of any event or events constituting “Cause”. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date of the notice or such date as specified in the notice. The Executive shall have the right to appear before the CEO before any termination for Cause becomes effective and binding upon the Executive.

4.1.3 Termination by the Company Without Cause. The Company may terminate the Executive’s employment under this Agreement at any time and for any reason or no reason subject to the requirements set out in Section 4.4 of this Agreement. Such termination shall be effective on the date the Executive is so informed or as otherwise specified by the Company, pursuant to notice requirements set forth in Section 6 of this Agreement.

4.2 Termination By The Executive. The Executive may terminate his employment with the Company at any time and for any reason or no reason, including, but not limited, to the following conditions:

4.2.1 Good Reason. The Executive may terminate his employment under this Agreement for “Good Reason” (as defined below in Section 4.5.2) by delivery of written notice to the Company specifying the Good Reason relied upon by the Executive for such termination in accordance with the requirements of such section.

4.2.2 Without Good Reason. The Executive may terminate the Executive’s employment hereunder for other than Good Reason upon thirty (30) days written notice to the Company.

4.3 Termination by Mutual Agreement of the Parties. The Executive’s employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such mutual agreement.

4.4 Compensation to Executive Upon Termination. In connection with any termination of the Executive’s employment for any reason, the Executive or the

Executive’s estate, as applicable, shall be entitled to any amounts payable to the Executive or the Executive’s beneficiaries subject to and accordance with the terms of the Company’s employee welfare benefit plans or policies (excluding any severance pay).

4.4.1 Death or Complete Disability. If the Executive’s employment shall be terminated by death or Complete Disability as provided in Section 4.1.1, the Company shall pay to Executive, and/or Executive’s heirs, all earned but unpaid Base Salary, any earned but unpaid discretionary bonuses for any prior period at such time as bonuses would have been paid if the Executive remained employed, all accrued but unpaid business expenses, and all accrued but unused vacation time earned through the date of termination at the rate in effect at the time of termination (hereinafter referred to as the “Accrued Amounts”), less standard deductions and withholdings. The Executive shall also be eligible to receive a pro-rated bonus for the year of termination, as determined by the Board or the Compensation Committee of the Board based on actual performance and the period of the year he was employed (hereinafter referred to as the “Pro-rata Bonus”), less standard deductions and withholdings, to be paid as a lump sum within thirty (30) days after the date of termination.

4.4.2 With Cause or Without Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, the Company shall pay the Executive’s Base Salary, accrued but unpaid business expenses and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings.

4.4.3 Without Cause or For Good Reason.

(i) Not in Connection With a Change in Control. If the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and Section 4.4.3(ii) below does not apply, the Company shall pay the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company an executed waiver and release of claims (the form of which is attached hereto as Exhibit A) (the “Release”) within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms (the “Release Effective Date”), and subject to Executive entering into no later than the Release Effective Date a non-competition agreement to be effective during the Severance Period (as defined below), substantially similar to Section 2.3, and continuing to abide by its terms during the Severance Period, the Executive shall be entitled to:

(a) the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid for a period of twelve (12) months following the date of termination (hereinafter referred to as the “Severance Period”), less standard deductions and withholdings, to be paid during the Severance

Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date; and

(b) in the event the Executive timely elects continued coverage under COBRA, the Company will continue to pay the same portion of Executive’s COBRA health insurance premium as the percentage of health insurance premiums that it paid during the Executive’s employment, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination up until the earlier of either (i) the last day of the Severance Period or, (ii) the date on which the Executive begins full-time employment with another company or business entity which offers comparable health insurance coverage to the Executive (such period, the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage (the “Health Care Benefit Payment”). The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.

(ii) In Connection With a Change in Control. If the Company (or its successor) terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason within the period commencing ninety (90) days immediately prior to a Change in Control of the Company and ending eighteen (18) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the Executive shall receive the Accrued Amounts subject to standard deductions and withholdings, to be paid as a lump sum no later than thirty (30) days after the date of termination. In addition, subject to the limitations stated in this Agreement and upon the Executive’s furnishing to the Company (or its successor) an executed Release within the applicable time period set forth therein, but in no event later than forty-five days following termination of employment and permitting such Release to become effective in accordance with its terms, and subject to Executive entering into no later than the Release Effective Date a non-competition agreement to be effective during the Severance Period, substantially similar to Section 2.3, and continuing to abide by its terms during the Severance Period, then in lieu of (and not additional to) the benefits provided pursuant to Section 4.4.3(i) above, the Executive shall be entitled to:

(a) the equivalent of the Executive’s Base Salary in effect at the time of termination will continue to be paid during the Severance Period, less standard deductions and withholdings, to be paid during the Severance Period according to the Company’s regular payroll practices, subject to any delay in payment required by Section 4.6 in connection with the Release Effective Date;

(b) Executive’s target Bonus in effect at the time of termination, or if none, the last target Bonus in effect for Executive, less standard deductions and withholdings, to be paid in a lump sum within ten (10) days following the later of (i) the Release Effective Date, or (ii) the effective date of the Change in Control; and

(c) in the event the Executive timely elects continued coverage under COBRA, the Company will continue to pay the same portion of Executive’s COBRA health insurance premium as the percentage of health insurance premiums that it paid during the Executive’s employment, including any amounts that Company paid for benefits to the qualifying family members of the Executive, following the date of termination until the expiration of the COBRA Payment Period. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive the Health Care Benefit Payment, which payment shall be made regardless of whether the Executive or his qualifying family members elect COBRA continuation coverage. The Health Care Benefit Payment shall be paid in monthly or bi-weekly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer. The Health Care Benefit Payment shall be equal to the amount that the Company otherwise would have paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), and shall be paid until the expiration of the COBRA Payment Period.

(iii) No Duplication of Benefits. For the avoidance of doubt, in no event will Executive be entitled to benefits under Section 4.4.3(i) and Section 4.4.3(ii). If Executive commences to receive benefits under Section 4.4.3(i) due to a qualifying termination prior to a Change in Control and thereafter becomes entitled to benefits under Section 4.4.3(ii), any benefits previously provided to Executive under Section 4.4.3(i) shall offset the benefits to be provided to Executive under Section 4.4.3(ii) and shall be deemed to have been provided to Executive pursuant to Section 4.4.3(ii).

4.4.4 Equity Award Acceleration.

(i) In Connection With a Change in Control. In the event that the Executive’s employment is terminated without Cause or for Good Reason within the ninety (90) days immediately preceding or during the eighteen (18) months immediately following a Change in Control of the Company (as defined in Section 4.5.4 of this Agreement), the vesting of the Option, the RSU Award and any other time-based vesting Company equity awards granted to Executive shall be fully accelerated such that on the effective date of such termination (or, if later, the date of the Change in Control) one hundred percent (100%) of the equity award shares granted to Executive prior to such termination shall be fully vested and immediately exercisable, if applicable, by the

Executive. Treatment of the PSU Award will in all cases be governed solely by the terms of the Equity LTIP.

(ii) Release and Waiver. Any equity vesting acceleration pursuant to this Section 4.4.4 shall be conditioned upon and subject to the Executive’s delivery to the Company of a fully effective Release in accordance with the terms specified by Section 4.4.3 hereof and such vesting acceleration benefit shall be in addition to the benefits provided by Section 4.4.3 hereof.

4.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician, determines to have incapacitated the Executive from satisfactorily performing all of the Executive’s usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred eighty (180) days during any twelve (12) month period that need not be consecutive.

4.5.2 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent:

(i) a material reduction in the Executive’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, including by way of example, having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control;

(ii) the relocation of the Executive’s primary work location to a point more than fifty (50) miles from the Executive’s current work location set forth in Section 1.5 that requires a material increase in Executive’s one-way driving distance;

(iii) a material reduction by the Company of the Executive’s base salary or annual target Bonus opportunity, without the written consent of the Executive, as initially set forth herein or as the same may be increased from time to time pursuant to this Agreement; and

(iv) a material breach by the Company of Section 1.2 of this Agreement.

Provided, however that, such termination by the Executive shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Executive within sixty (60) days following the first occurrence of the condition that he considers to constitute Good Reason describing the condition and the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Executive terminates employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

4.5.3 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Board or a committee designated by the Board:

(i) the Executive’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or willful and deliberate violation of a Company policy;

(ii) the Executive’s conviction of a felony or the Executive’s commission of any act of fraud, embezzlement or dishonesty against the Company or involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company, to be determined by the sole discretion of the Company;

(iii) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party that the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company; and

(iv) the Executive’s willful and deliberate breach of the obligations under this Agreement that causes material injury to the business of the Company.

4.5.4 Change in Control. For purposes of this Agreement, “Change in Control” means: (i) a sale of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent; (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent; or (iv) an acquisition by any person, entity or group (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership of securities of the Company representing at least seventy-five percent (75%) of the combined voting power entitled to vote in the election of Directors; provided, however, that nothing in this paragraph shall apply to a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

4.6 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, the Company’s standard form of release of claims in favor of the Company (attached to this Agreement as Exhibit

A) (the “Release”) and permits the release of claims contained therein to become effective in accordance with its terms (such latest permitted date, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which Executive separates from service, the Release will not be deemed effective any earlier than the Release Deadline. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date (or deemed effective date) of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled.

The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

4.7 Application of Internal Revenue Code Section 280G. If any payment or benefit Executive would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

4.8 Indemnification Agreements. Concurrently with the execution of this Agreement, the Company and the Executive shall enter into indemnification agreements, copies of which are attached hereto as Exhibit B-1 and Exhibit B-2.

4.9 Confidential Information and Invention Assignment Agreement. Concurrently with the execution of this Agreement, the Executive shall execute the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is attached as Exhibit C.

4.10 No Mitigation or Offset. The Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to receipt of the Severance Benefits, and the Severance Benefits shall not be offset by any amounts received by the Executive from any other source, except to the extent that the Executive’s right the benefits described in Sections 4.4.3(i)(b) or 4.4.3(ii)(c), as applicable, are terminated by reason of the Executive obtaining full-time employment with another company or business entity which offers comparable health insurance coverage.

5.	Assignment and Binding Effect.

This Agreement shall be binding upon the Executive and the Company and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives, provided that the Agreement may only be assigned to an acquirer of all or substantially all of the Company’s assets. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

6.	Notice.

For the purposes of this Agreement, notices, demands, and all other forms of communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, or by confirmed facsimile, addressed as set forth below, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of address shall be effective only upon receipt, as follows:

If to the Company:

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, IL 60015

Attention: Timothy P. Walbert, Chairman, President & CEO

Fax: 847-572-1372

If to the Executive:

John Thomas

905 Golf View Road

Glenview, IL 60025

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or five (5) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving written notice to the other Party in the manner specified in this section.

7.	Choice of Law.

This Agreement shall be governed by the laws of the State of Illinois, without regard to any conflicts of law principals thereof that would call for the application of the laws of any other jurisdiction. The Parties consent to the exclusive jurisdiction and venue of the federal court in the Northern District of Illinois, and state courts located in the state of Illinois, county of Cook. Nothing in this Section 7 limits the rights of the Parties to seek appeal of a decision of an Illinois court outside of Illinois that has proper jurisdiction over the decision of a court sitting in Illinois.

8.	Integration.

This Agreement, including Exhibit A, Exhibit B, Exhibit C, the Equity Plan Documents and the Equity LTIP, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

9.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

10.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

11.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid, unenforceable, or illegal term or provision.

12.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted and negotiated by legal counsel representing the Company and the Executive. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.	Execution by Facsimile Signatures and in Counterparts.

The parties agree that facsimile signatures shall have the same force and effect as original signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.	Survival.

The provisions of this Agreement, and of all other agreements referenced herein, shall survive the termination of this Agreement, and of the Executive’s employment by the Company for any reason, to the extent necessary to enable the parties to enforce their respective rights hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREFORE, the parties have signed this Agreement on the date first written above.

COMPANY:

HORIZON PHARMA, INC.
HORIZON PHARMA USA, INC.

By:

Title: Chairman, President & CEO

Print Name: Timothy P. Walbert

/s/ Timothy P. Walbert

Signature:

As authorized agent of the Company

May 7, 2015

Date

EXECUTIVE:

John Thomas

/s/ John Thomas
John Thomas, individually

May 7, 2015
Date

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.4 of the Executive Employment Agreement dated                             , (the “Employment Agreement”), to which this form is attached, I, John Thomas, hereby furnish Horizon Pharma, Inc. and Horizon Pharma USA, Inc. (together the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my employment or the termination thereof prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Illinois Human Rights Act, the Illinois Equal Pay Act, the Illinois Religious Freedom Restoration Act, and the Illinois Genetic Information Privacy Act. Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights: to indemnification under the articles and bylaws of the Company or applicable law; to payments under Sections             of the Employment Agreement; under any provision of the Employment Agreement that survives the termination of that agreement; under any applicable workers’ compensation statute; under any option, restricted share or other agreement concerning any equity interest in the Company; as a shareholder of the Company or any other right that is not waivable under applicable law.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised. If I am less than 40 years of age upon execution of this Release and Waiver, I acknowledge that I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and (c) I have five (5) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier).

I acknowledge my continuing obligations under my Confidential Information and Inventions Agreement dated                     ,             . Pursuant to the Confidential Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the payments and other benefits I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Confidential Information and Inventions Agreement.

This Release and Waiver, including my Confidential Information and Inventions Agreement dated                     ,             , constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:

By:
John Thomas